Exhibit 3.1

Certificate of Amendment

of the Amended and Restated Certificate of Incorporation

of FibroGen, Inc.

FibroGen, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

First: The current name of the corporation is FibroGen, Inc.

Second: The date of filing of the original Certificate of Incorporation of FibroGen, Inc. with the Secretary of State of the State of Delaware was September 29, 1993 and the date of filings of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was November 19, 2014 and Certificate of Amendment of the Amended and Restated Certificate of Incorporation on June 10, 2025.

THIRD: The FIRST Article of the Amended and Restated Certificate of Incorporation is hereby further amended to read in its entirety as follows:

“The name of this corporation is Kyntra Bio, Inc. (the “Company”).”

FOURTH: This Certificate of Amendment shall be effective at 4:30 p.m. Eastern Time on January 7, 2026.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 29th day of December, 2025.

By:	/s/ Thane Wettig
Thane Wettig
Chief Executive Officer